Exhibit 99.1

Contact: Charles A. Caswell Chief Financial Officer (704) 688-1112
FOR IMMEDIATE RELEASE
May 2, 2007
First Charter’s Strong Commercial Lending and Core Deposit Growth
Drive First Quarter Results
First Quarter 2007 Highlights
•	Top-Line Revenue Growth Increases 14.7 percent on Record Noninterest and Net Interest Income

•	Commercial Loan Average Balances Grow $640 Million, or 42 percent, Over 2006 First Quarter on Charlotte and Raleigh Market Growth and GBC Bancorp Acquisition

•	Core Deposit Average Balances Grow $137 Million, or 9.4 percent, Over 2006 First Quarter

•	Solid Credit Quality Trends Continue; Net Charge-offs Six Basis Points of Average Loans

•	Raleigh Market Presence Expands to Five Financial Centers With Additional De Novo Opening

•	Completed GBC Bancorp Systems Integration
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported net income of $12.4 million, a 9.9 percent increase, compared with $11.2 million in the same period a year ago. On a per share basis, net income was $0.35 per diluted share, compared with $0.36 per diluted share for the same period of 2006 and $0.36 per diluted share in the 2006 fourth quarter.
Total revenue on a tax-equivalent basis increased 14.7 percent to $56.9 million, compared to $49.7 million in the first quarter of 2006. Return on average tangible equity was 13.9 percent and return on average assets was 1.03 percent, compared with 15.2 percent and 1.09 percent, respectively, a year ago.

First quarter 2007 results include a full quarter of financial performance and the effect of additional outstanding shares from the recent acquisition of GBC Bancorp, Inc., compared with two months of results in the 2006 fourth quarter and no impact in the year-ago quarter.
CEO’s Comments
President and CEO Bob James commented, “The recent quarter illustrates our commitment to relationship banking and a superior customer experience. During the first quarter, we demonstrated solid results in net income, net interest income, net charge-offs, and noninterest income. Our performance was driven by strong commercial loan growth, low-cost deposit growth, and historically low net charge-offs. We also completed the systems integration associated with the GBC acquisition and expanded our presence in Raleigh with the de novo opening of our fifth location.”
James added, “We continue to strengthen our financial controls and reporting processes and expect to report our financial results on a timely basis. This quarter’s performance reflects the dedicated efforts of all our teammates, who first and foremost are focused on delivering exceptional service to our customers.”
Record Net Interest Income Increases 14.4 Percent Over 2006 First Quarter
Net interest income, on a tax-equivalent basis, increased to $37.4 million, representing a $4.7 million, or 14.4 percent, increase over the first quarter of 2006. The net interest margin, on a tax-equivalent basis, decreased two basis points to 3.38 percent in the first quarter of 2007 from 3.40 percent in both the fourth and first quarters of 2006. The margin benefited from continued disciplined pricing of loans and deposits and a greater concentration of higher-yielding commercial loans relative to total assets. The margin was adversely impacted, in part, by the maturity of $110 million of wholesale funding with an average yield of 2.98 percent early in the quarter, compared with the sale and maturity of $52.9 million in securities with an average yield of 3.17 percent late in the quarter.
Compared to the first quarter of 2006, earning-asset yields increased 76 basis points to 7.05 percent. This increase was driven by two factors. First, loan yields increased 71 basis points to 7.62 percent and securities yields increased 64 basis points to 4.95 percent. Second, the mix of higher-yielding (loan) assets improved as a result of the GBC acquisition, recent balance sheet repositionings, and a smaller percentage of lower-yielding mortgage loans. The percentage of investment security average balances (which, on average, have lower yields than loans) to total earning-asset average balances was reduced from 23.6 percent to 20.8 percent over the past year.
On the liability side of the balance sheet, the cost of interest-bearing liabilities increased 92 basis points, compared to the first quarter of 2006. This was comprised of a 101 basis point increase in interest-bearing deposit costs to 3.84 percent, while other borrowing costs increased 83 basis points to 5.08 percent. During 2006, the Federal Reserve raised the rate that banks lend funds to each other (the Fed Funds rate) by 100 basis points. Also, as a result of the balance sheet repositionings, the percentage of higher-cost, other borrowings average balances was reduced from 30.7 percent to 28.4 percent of total interest-bearing liabilities average balances over the past year.

Compared to the fourth quarter of 2006, earning-asset yields increased nine basis points to 7.05 percent. This increase was driven by an 11 basis point improvement in securities yields and a six basis point increase in loan yields. The cost of interest-bearing liabilities increased 13 basis points to 4.19 percent. This was primarily the result of an 11 basis point increase in interest-bearing deposit costs and an 18 basis point increase in other borrowing costs.
Commercial Lending Leads Loan Growth
Total loan average balances for the 2007 first quarter increased $576.0 million, or 19.6 percent, to $3.5 billion, compared to $2.9 billion for the 2006 first quarter. Commercial loan growth drove the increase, rising by $640.3 million, or 41.7 percent. The remaining growth reflected continued robust commercial lending in the Charlotte and Raleigh markets. Included in the increases were approximately $337 million of total loan balances and $322 million of commercial loan balances that were added to the First Charter portfolio on November 1, 2006, as a result of the GBC acquisition. James noted, “The Charlotte and Raleigh markets continue to demonstrate steady and consistent growth across most industries. Of particular note, our data indicates that the new home construction markets in these key areas show continued balance between new home construction and new home purchases, despite national trends to the contrary.”
Consumer loan average balances decreased $23.5 million and mortgage loan average balances decreased $45.6 million. The consumer loan balance decline was driven, in part, by lower consumer borrowing costs of refinancing first mortgages relative to current rates on home equity products. The decline in mortgage loan balances was due to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production in the secondary market. GBC had no residential mortgages on its balance sheet at the time of the acquisition. Cash flow from mortgage loan runoff contributed to financing higher yielding commercial loans.
Compared to the fourth quarter of 2006, total loan average balances grew $174.5 million, or 21.1 percent annualized. Consumer loan average balances fell $9.4 million during the first quarter, while mortgage loan average balances declined $10.5 million in the first quarter as part of the strategy mentioned above.
Strong Organic Deposit Growth
Deposit growth, particularly low-cost transaction (or core) deposit growth (money market, demand, and savings accounts), continues to be an area of emphasis at First Charter. For the first quarter of 2007, core deposit average balances increased $137.1 million, or 9.4 percent, compared to the first quarter of 2006. This includes overcoming the impact of First Charter’s sale of two financial centers in September 2006, which included the sale of $24 million of core deposits. The total core deposit increase was primarily driven by a $66.8 million, or 11.6 percent, increase in money market average balances, a $36.3 million, or 7.6 percent, increase in interest checking and savings average balances, and a $34.1 million, or 8.3 percent, increase in noninterest-bearing demand deposit average balances.
Compared to the fourth quarter of 2006, core deposit average balances increased $33.2 million, or 8.6 percent annualized. The overall growth was primarily concentrated in money market and interest checking balances.

Certificate of deposit (CD) average balances for the first quarter of 2007 grew $66.8 million from the fourth quarter of 2006 and $328.4 million from the first quarter of 2006. On November 1, 2006, $248.6 million of CD balances were added by the GBC acquisition. CD growth was also affected by the sale of $14 million of CDs in conjunction with the previously mentioned financial center sale.
Noninterest Income Increases
Historical noninterest income and expense amounts have been restated to reflect the effect of reporting the previously announced sale of Southeastern Employee Benefits Services (SEBS) in the fourth quarter of 2006 as a discontinued operation and to reflect the implementation of SAB 108 at year-end 2006.
Noninterest income for the first quarter of 2007 was a record $19.6 million, up $2.2 million from $17.4 million for the fourth quarter of 2006 and up $2.6 million from $17.0 million in the first quarter of 2006. Contributing to the growth over the fourth quarter of 2006 were increases in venture capital investment gains, SBA loan sale gains, brokerage, insurance, and ATM, debit, and merchant card revenue.
Compared to the first quarter of 2006, deposit service revenue was $0.7 million higher, venture capital investment gains were $0.6 million higher, ATM, debit, and merchant card revenue was $0.5 million higher, mortgage, gains on SBA loan sales, and brokerage revenue was each $0.4 million higher, and Bank Owned Life Insurance (BOLI) revenue was $0.3 million higher. These revenue increases and gains were partially offset by $0.7 million less in insurance revenue, primarily due to less contingency income recognized in the first quarter of 2007, compared with the first quarter of 2006.
GBC Acquisition, Raleigh Market Entry, Financial Control Review, and Additional Audit Costs Led to Higher Noninterest Expense
Noninterest expense for the first quarter of 2007 was $35.9 million, up $2.0 million from $33.9 million in the fourth quarter of 2006. Additional expense related to the review and analysis of the Corporation’s financial control environment and other matters, incremental audit work related to completing the Corporation’s 2006 financial reports, and temporary staffing augmentation contributed $1.3 million to the increase. On a linked-quarter basis, salaries and benefits expense was unchanged, though the fourth quarter of 2006 included $0.7 million from the accelerated expensing of stock options granted before 2006. Data processing and marketing expenses each were approximately $0.4 million greater than the previous quarter. The data processing cost increase was primarily due to additional customer debit card usage. Occupancy and equipment expense increased $0.2 million from the fourth quarter of 2006 due to a new loan platform being placed into service during the fourth quarter and additional expense related to GBC. Partially offsetting these increases were $0.1 million reductions in both intangible amortization and foreclosed property expense.
First Charter’s efficiency ratio was 63.1 percent in the first quarter of 2007, compared with 62.6 percent in the fourth quarter of 2006 and 61.9 percent in the first quarter of 2006. The first quarter of 2007 was adversely impacted by the incremental expense from the review and analysis of the Corporation’s financial control environment and other matters, additional audit fees, and temporary financial staffing expense. The fourth quarter 2006 efficiency ratio was adversely impacted by $0.7 million in costs associated with the accelerated vesting of stock options, $0.3 million in direct GBC acquisition-related costs, and $0.2 million in severance expense.

Income Tax Rate Affects Year-Over-Year Comparisons
The effective tax rate for the first quarter of 2007 was 35.0 percent, compared with 33.7 percent in the first quarter of 2006 and 36.3 percent in the fourth quarter of 2006. The 2006 fourth quarter was adversely affected by the taxable gain recognized from the sale of SEBS and additional revenue related to the GBC acquisition. The effective tax rate from continuing operations was 33.0 percent in the fourth quarter of 2006.
Raleigh Growth Continues to Exceed Expectations
First Charter expanded into the Raleigh, North Carolina market with the opening of a de novo financial center in October 2005 and three more in mid-February, 2006. A fifth financial center opened in Raleigh in late-January 2007.
At March 31, 2007, Raleigh-related loans totaled $148.8 million, representing a $14.9 million increase in balances from year-end 2006. Deposit balances in Raleigh were $51.3 million at the end of the 2007 first quarter, an increase of $19.5 million from December 31, 2006.
“Our progress in Raleigh is highly encouraging,” James commented. “We are pleased to have opened five financial centers in this vibrant market in less than a year and a half. Our Raleigh team is working hard to help First Charter become well-known throughout the Raleigh market as a strong banking option for individuals and businesses.”
Solid Credit Quality
Credit quality continues to be very strong, with net charge-offs of 0.06 percent of average portfolio loans in the first quarter of 2007, compared to 0.08 percent in the prior quarter and 0.10 percent in the first quarter of 2006.
Nonperforming assets were $17.3 million at March 31, 2007, representing a $2.6 million increase from $14.7 million at year-end 2006, and a $2.0 million increase from a year earlier. Nonperforming assets as a percentage of total portfolio loans and other real estate owned increased seven basis points to 0.49 percent at March 31, 2007 from 0.42 percent at year-end 2006, but was two basis points lower than the March 31, 2006 level.
The allowance for loan losses was $35.9 million, or 1.02 percent of portfolio loans, at March 31, 2007, an increase from 1.00 percent at 2006 year-end and 0.98 percent a year ago. The provision for loan losses was $1.4 million for the 2007 first quarter, while net charge-offs were $0.5 million for the period. For the same year-ago period, the provision for loan losses was $1.5 million and net charge-offs were $0.7 million. The Corporation’s addition of GBC’s largely commercial loan portfolio, a smaller concentration of lower risk home equity and mortgage loan balances, as well as First Charter’s credit migration trends led to the higher allowance for loan loss ratio.

The Corporation’s provision for loan losses and allowance for loan losses is based on consideration of specific loans, past loan loss experience, and other factors that, in management’s judgment, deserve current recognition in estimating probable loan losses. Other factors considered by management include the growth and composition of the loan portfolio and current economic conditions.
Balance Sheet Strength and Capital Management
At March 31, 2007, total assets were $4.9 billion, compared with $4.3 billion a year ago. The increase was attributable to the acquisition of GBC, including approximately $60 million in goodwill, and First Charter’s organic growth. At March 31, 2007, total deposits were $3.3 billion, including core deposits of $1.7 billion.
At the end of the first quarter, shareholders’ equity was $455.4 million, or 9.32 percent of total assets, compared with $330.7 million, or 7.72 percent, a year ago. Tangible common equity as a percentage of tangible assets was 7.74 percent at March 31, 2007, compared to 7.59 percent at December 31, 2006, and 7.25 percent at March 31, 2006.
Diluted shares outstanding, on average, during the quarter rose from 33.4 million in the 2006 fourth quarter to 35.1 million shares during the 2007 first quarter.
There were no repurchases of the Corporation’s common stock during 2006 or the first quarter of 2007. First Charter has existing authority to repurchase up to 1.6 million shares of its common stock. The Corporation anticipates repurchasing shares from time to time under this authorization during 2007 under appropriate market conditions.
Conference Call
First Charter Corporation’s executive management will host a conference call at 9:00 a.m. (ET) on Thursday, May 3, 2007, to discuss the first quarter 2007 financial results. Interested parties may access the conference call by dialing 800-379-3953 (domestic) or 706-679-5254 (international), using the pass code of 7280549. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The earnings release and the conference call slide presentation will also be accessible via the Company’s Web site, www.firstcharter.com, under the Investor Relations section. A replay of the conference call will be available from 11:00 a.m. (ET) on May 3, 2007, until midnight (ET) on May 10, 2007. The replay will be accessible by calling 800-642-1687 (domestic) or 706-645-9291 (international), using the pass code of 7280549. An audio replay will also be available on the Company’s Web site under the Investor Relations section for 30 days.
Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.9 billion and is the holding company for First Charter Bank. First Charter operates 58 financial centers, four insurance offices, and 138 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia.

First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages.
For more information about First Charter, visit the Company’s Web site at www.firstcharter.com or call 800-601-8471.
Forward-Looking Statements
This news release contains forward-looking statements with respect to the financial condition and results of operations of First Charter Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements, and which may be beyond the Corporation’s control, include, among others, the following possibilities: (1) projected results in connection with management’s implementation of, or changes in, the Corporation’s business plan and strategic initiatives, including the recent balance sheet initiatives, are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions, including deposit attrition, customer retention and revenue loss, or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment, or interest rate policies of the Board of Governors of the Federal Reserve System, may reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation; (11) the Corporation’s competitors may have greater financial resources and may develop products that enable them to compete more successfully in the markets in which it operates; (12) changes in the securities markets, including changes in interest rates, may adversely affect the Corporation’s ability to raise capital from time to time; (13) the material weaknesses in the Corporation’s internal control over financial reporting result in subsequent adjustments to management’s projected results; and (14) implementation of management’s plans to remediate the material weaknesses takes longer than expected and causes the Corporation to incur costs that are greater than expected.

First Charter Corporation
Financial Highlights

	Quarter Ended
(Dollars in thousands, except per share data)	3/31/07		3/31/06

EARNINGS
Total revenue (1)	$56,944		$49,667
Earnings
Income from continuing operations, net of tax	12,356		11,243
Net income	12,356		11,243
Diluted earnings per share
Income from continuing operations, net of tax	0.35		0.36
Net income	0.35		0.36

PERFORMANCE RATIOS
Return on average assets (3)	1.03%		1.09%
Return on average equity (3)	11.09		13.99
Return on average tangible equity (2)	13.90		15.19
Net interest margin (3)	3.38		3.40
Efficiency (4)	63.1		61.9

AVERAGE BALANCE SHEET
Portfolio loans, net	$3,510,437		$2,939,233
Loans held for sale	11,431		6,675
Securities, at cost	926,970		914,760
Earning assets	4,463,162		3,868,519
Assets	4,871,083		4,201,477
Core deposits	1,601,729		1,464,596
Deposits	3,251,137		2,785,632
Other borrowings	1,113,191		1,049,529
Shareholders’ equity	451,835		325,917

ASSET QUALITY MEASURES
Nonaccrual loans as a percentage of total portfolio loans	0.31%		0.31%
Nonperforming assets as a percentage of total assets	0.35		0.36
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.49		0.51
Net charge-offs as a percentage of average portfolio loans (3)	0.06		0.10
Allowance for loan losses as a percentage of portfolio loans	1.02		0.98
Ratio of allowance for loan losses to:
Net charge-offs (3)	18.50	x	9.84	x
Nonaccrual loans	3.28		3.20

	As of / Quarter Ended
	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06

SHARE INFORMATION
Common stock prices
High	$24.97	$25.15	$24.82	$25.50	$25.13
Low	21.29	23.05	22.93	23.02	23.11
End of period	21.50	24.60	24.06	24.53	24.70
Book value	12.97	12.81	11.20	10.73	10.68
Tangible book value	10.58	10.37	10.49	10.02	9.97
Market capitalization	754,749,029	859,086,661	750,693,245	763,383,927	765,067,507
Weighted average shares — basic	34,770,106	33,268,542	31,056,059	31,058,858	30,859,461
Weighted average shares — diluted	35,084,640	33,413,228	31,426,563	31,339,325	31,153,338
End of period shares outstanding	35,104,606	34,922,222	31,200,883	31,120,421	30,974,393

(1)	Tax-equivalent net interest income plus noninterest income. Excludes the results of discontinued operations.

(2)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(3)	Annualized.

(4)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended
(Dollars in thousands)	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06

BALANCE SHEET
Assets:
Cash and due from banks	$95,168	$87,771	$76,215	$115,557	$95,382
Federal funds sold	1,256	10,515	33,690	2,347	2,706
Interest-earning bank deposits	4,431	4,541	2,999	13,432	3,745
Securities available for sale	897,762	906,415	899,120	884,370	900,424
Loans held for sale	13,691	12,292	10,923	8,382	8,719
Portfolio loans
Commercial and construction	2,215,413	2,129,582	1,740,072	1,690,508	1,616,944
Mortgage (1)	604,834	618,142	623,271	637,705	650,001
Consumer (1)	709,628	737,342	728,477	744,133	744,143

Total portfolio loans	3,529,875	3,485,066	3,091,820	3,072,346	3,011,088
Allowance for loan losses	(35,854)	(34,966)	(29,919)	(29,520)	(29,505)
Unearned income	(6)	(13)	(37)	(58)	(125)

Portfolio loans, net	3,494,015	3,450,087	3,061,864	3,042,768	2,981,458
Premises and equipment, net	112,145	111,588	106,918	107,244	107,298
Goodwill and other intangible assets	84,010	85,068	22,088	22,025	21,746
Other assets	182,017	188,440	168,690	165,106	159,939

Total Assets	$4,884,495	$4,856,717	$4,382,507	$4,361,231	$4,281,417

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$476,122	$454,975	$452,853	$449,732	$422,184
Demand	434,412	420,774	381,029	390,393	376,840
Money market	636,586	620,699	583,346	611,886	587,516
Savings	114,785	111,047	114,759	118,194	123,552
Certificates of deposit	1,659,461	1,640,633	1,422,867	1,418,597	1,290,254

Total deposits	3,321,366	3,248,128	2,954,854	2,988,802	2,800,346
Other borrowings
Retail	77,998	97,707	85,902	102,839	121,740
Wholesale short-term	438,453	513,197	258,086	250,041	339,201
Wholesale long-term	527,778	487,794	687,810	642,827	642,843

Total other borrowings	1,044,229	1,098,698	1,031,798	995,707	1,103,784
Accrued expenses and other liabilities	63,528	62,529	46,417	42,824	46,606

Total liabilities	4,429,123	4,409,355	4,033,069	4,027,333	3,950,736
Total shareholders’ equity	455,372	447,362	349,438	333,898	330,681

Total Liabilities and Shareholders’ Equity	$4,884,495	$4,856,717	$4,382,507	$4,361,231	$4,281,417

SELECTED AVERAGE BALANCES
Portfolio loans, net	$3,510,437	$3,336,563	$3,070,286	$3,021,005	$2,939,233
Loans held for sale	11,431	10,757	8,792	9,810	6,675
Securities, at cost	926,970	924,773	923,293	921,026	914,760
Earning assets	4,463,162	4,284,735	4,013,745	3,960,835	3,868,519
Assets	4,871,083	4,664,431	4,336,270	4,274,345	4,201,477
Noninterest-bearing demand	446,801	447,269	441,329	427,923	412,720
Demand	399,557	385,464	372,696	367,146	356,179
Money market deposits	642,383	622,364	599,952	561,005	575,601
Savings	112,988	113,442	116,866	121,130	120,096
Core deposits	1,601,729	1,568,539	1,530,843	1,477,204	1,464,596
Certificates of deposit	1,649,408	1,582,581	1,439,204	1,312,993	1,321,036
Deposits	3,251,137	3,151,120	2,970,047	2,790,197	2,785,632
Other borrowings	1,113,191	1,054,550	984,504	1,108,734	1,049,529
Interest-bearing liabilities	3,917,527	3,758,401	3,513,222	3,471,008	3,422,441
Shareholders’ equity	451,835	407,929	340,986	332,987	325,917

(1) At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassified to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended		Increase (Decrease)
(Dollars in thousands)	3/31/07	3/31/06	Amount	Percentage

BALANCE SHEET
Assets:
Cash and due from banks	$95,168	$95,382	$(214)	(0.2)%
Federal funds sold	1,256	2,706	(1,450)	(53.6)
Interest-earning bank deposits	4,431	3,745	686	18.3
Securities available for sale	897,762	900,424	(2,662)	(0.3)
Loans held for sale	13,691	8,719	4,972	57.0
Portfolio loans Commercial and construction	2,215,413	1,616,944	598,469	37.0
Mortgage (1)	604,834	650,001	(45,167)	(6.9)
Consumer (1)	709,628	744,143	(34,515)	(4.6)

Total portfolio loans	3,529,875	3,011,088	518,787	17.2
Allowance for loan losses	(35,854)	(29,505)	(6,349)	21.5
Unearned income	(6)	(125)	119	(95.2)

Portfolio loans, net	3,494,015	2,981,458	512,557	17.2
Premises and equipment, net	112,145	107,298	4,847	4.5
Goodwill and other intangible assets	84,010	21,746	62,264	286.3
Other assets	182,017	159,939	22,078	13.8

Total Assets	$4,884,495	$4,281,417	$603,078	14.1%

Liabilities and Shareholders’ Equity:
Deposits
Noninterest-bearing demand	$476,122	$422,184	$53,938	12.8%
Interest checking	434,412	376,840	57,572	15.3
Money market	636,586	587,516	49,070	8.4
Savings	114,785	123,552	(8,767)	(7.1)
Certificates of deposit	1,659,461	1,290,254	369,207	28.6

Total deposits	3,321,366	2,800,346	521,020	18.6
Other borrowings
Retail	77,998	121,740	(43,742)	(35.9)
Wholesale short-term	438,453	339,201	99,252	29.3
Wholesale long-term	527,778	642,843	(115,065)	(17.9)

Total other borrowings	1,044,229	1,103,784	(59,555)	(5.4)
Accrued expenses and other liabilities	63,528	46,606	16,922	36.3

Total liabilities	4,429,123	3,950,736	478,387	12.1
Total shareholders’ equity	455,372	330,681	124,691	37.7

Total Liabilities and Shareholders’ Equity	$4,884,495	$4,281,417	$603,078	14.1%

SELECTED AVERAGE BALANCES
Portfolio loans, net	$3,510,437	$2,939,233	$571,204	19.4%
Loans held for sale	11,431	6,675	4,756	71.3
Securities, at cost	926,970	914,760	12,210	1.3
Earning assets	4,463,162	3,868,519	594,643	15.4
Assets	4,871,083	4,201,477	669,606	15.9
Noninterest-bearing demand	446,801	412,720	34,081	8.3
Demand	399,557	356,179	43,378	12.2
Money market deposits	642,383	575,601	66,782	11.6
Savings	112,988	120,096	(7,108)	(5.9)
Core deposits	1,601,729	1,464,596	137,133	9.4
Certificates of deposit	1,649,408	1,321,036	328,372	24.9
Deposits	3,251,137	2,785,632	465,505	16.7
Other borrowings	1,113,191	1,049,529	63,662	6.1
Interest-bearing liabilities	3,917,527	3,422,441	495,086	14.5
Shareholders’ equity	451,835	325,917	125,918	38.6

(1) At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassified to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	3/31/07	3/31/06	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$77,857	$60,232	$17,625	29.3%
Interest expense	40,479	27,556	12,923	46.9

Tax-equivalent net interest income	37,378	32,676	4,702	14.4
Provision for loan losses	1,366	1,519	(153)	(10.1)

Tax-equivalent NII after provision for loan losses	36,012	31,157	4,855	15.6
Noninterest income	19,566	16,991	2,575	15.2
Noninterest expense	35,920	30,741	5,179	16.8

Income from continuing operations before income taxes and tax-equivalent adjustment	19,658	17,407	2,251	12.9
Tax-equivalent adjustment	643	586	57	9.7
Income tax expense	6,659	5,668	991	17.5

Income from continuing operations, net of tax	12,356	11,153	1,203	10.8
Income from discontinued operations, net of tax	—	90	(90)	(100.0)

Net income	$12,356	$11,243	$1,113	9.9%

Effective tax rate (1)	35.0%	33.7%

PER COMMON SHARE
Basic earnings per share
Income from continuing operations, net of tax	$0.36	$0.36	$—	—%
Net income	0.36	0.36	—	—
Diluted earnings per share
Income from continuing operations, net of tax	$0.35	$0.36	$(0.01)	(2.8)%
Net income	0.35	0.36	(0.01)	(2.8)
Average shares
Basic	34,770,106	30,859,461
Diluted	35,084,640	31,153,338
Cash dividends paid	$0.195	$0.190	$0.005	2.6%

PERFORMANCE RATIOS
Return on average assets (2)	1.03%	1.09%
Return on average equity (2)	11.09	13.99
Return on average tangible equity (3)	13.90	15.19
Net interest margin (2)	3.38	3.40
Efficiency (4)	63.1	61.9

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$(11)	$—
Equity method investment gains (losses), net	1,127	545
Property sale gains, net	63	81
Noninterest expense
Separation agreements	58	105
Merger-related costs	237	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$965
Noninterest expense	—	817

Income from discontinued operations	—	148
Gain on sale	—	—
Income tax expense	—	58

Income from discontinued operations, net of tax	$—	$90

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

(2)	Annualized.

(3)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(4)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data)	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06

INCOME STATEMENT
Tax-equivalent interest income
Loans	$66,239	$63,764	$56,958	$54,167	$50,306
Securities	11,440	11,193	10,528	10,054	9,851
Other	178	150	148	97	75

Tax-equivalent interest income	77,857	75,107	67,634	64,318	60,232
Interest expense
Deposits	26,541	25,412	22,131	18,343	16,562
Other	13,938	13,029	11,996	12,752	10,994

Total interest expense	40,479	38,441	34,127	31,095	27,556

Tax-equivalent net interest income	37,378	36,666	33,507	33,223	32,676
Provision for loan losses	1,366	1,486	1,405	880	1,519

Tax-equivalent net interest income after provision for loan losses	36,012	35,180	32,102	32,343	31,157
Noninterest income
Service charges on deposits	7,390	7,442	7,353	7,469	6,698
Wealth management	716	725	729	693	700
Securities gains (losses), net	(11)	—	(5,860)	32	—
Gain on sale of deposits and loans	—	—	2,825	—	—
Equity method investment gains (losses), net	1,127	12	3,415	11	545
Mortgage services	901	943	784	812	523
Gain on sale of Small Business Administration loans	377	126	—	—	—
Brokerage services	1,081	932	847	692	711
Insurance services	3,634	3,160	2,974	2,898	4,334
Bank-owned life insurance	1,139	1,123	722	850	827
Property sale gains, net	63	49	408	107	81
ATM, debit, and merchant fees	2,444	2,198	2,182	2,117	1,898
Other	705	678	628	611	674

Total noninterest income	19,566	17,388	17,007	16,292	16,991
Noninterest expense
Salaries and employee benefits	19,587	19,628	16,066	16,343	17,200
Occupancy and equipment	4,612	4,396	4,217	4,826	4,705
Data processing	1,790	1,441	1,469	1,448	1,410
Marketing	1,351	972	1,255	1,196	1,288
Postage and supplies	1,172	1,191	1,179	1,282	1,182
Professional services	3,586	2,210	2,440	2,258	1,903
Telephone	671	561	556	513	563
Amortization of intangibles	223	330	115	107	102
Foreclosed properties	153	262	21	418	54
Other	2,775	2,862	2,337	2,297	2,334

Total noninterest expense	35,920	33,853	29,655	30,688	30,741

Income from continuing operations before income taxes and tax-equivalent adjustment	19,658	18,715	19,454	17,947	17,407
Tax-equivalent adjustment	643	651	549	576	586
Income tax expense	6,659	5,962	6,223	5,946	5,668

Income from continuing operations, net of tax	12,356	12,102	12,682	11,425	11,153
Income (loss) from discontinued operations, net of tax	—	(87)	—	30	90

Net income	$12,356	$12,015	$12,682	$11,455	$11,243

Effective tax rate (1)	35.0%	36.3%	32.9%	34.3%	33.7%

PER COMMON SHARE
Basic earnings per share
Income from continuing operations, net of tax	$0.36	$0.36	$0.41	$0.37	$0.36
Net income	0.36	0.36	0.41	0.37	0.36
Diluted earnings per share
Income from continuing operations, net of tax	$0.35	$0.36	$0.40	$0.37	$0.36
Net income	0.35	0.36	0.40	0.37	0.36
Cash dividends paid	0.195	0.195	0.195	0.195	0.190

(1)	The effective tax rate includes the related effects of both continuing and discontinued operations.

First Charter Corporation
Quarterly Earnings Release

	Quarter Ended
(Dollars in thousands, except per share data)	3/31/07	12/31/06	9/30/06	6/30/06	3/31/06

PERFORMANCE RATIOS
Return on average assets (1)	1.03%	1.02%	1.16%	1.07%	1.09%
Return on average equity (1)	11.09	11.69	14.76	13.80	13.99
Return on average tangible equity (1) (2)	13.90	14.27	15.98	14.97	15.19
Net interest margin (1)	3.38	3.40	3.33	3.36	3.40
Efficiency (3)	63.1	62.6	52.6	62.0	61.9
Noninterest income as a percentage of total revenue (4)	34.36	32.17	33.67	32.90	34.21
Equity as a percentage of total assets	9.32	9.21	7.97	7.66	7.72
Tangible equity as a percentage of total tangible assets (5)	7.74	7.59	7.51	7.19	7.25
Leverage capital	9.10	9.32	9.19	9.17	9.14
Tier 1 capital	10.85	10.49	11.19	11.20	11.22
Total risk-based capital	11.74	11.35	12.04	12.04	12.08

SELECTED ITEMS INCLUDED IN EARNINGS
Noninterest income
Securities gains (losses), net	$(11)	$—	$(5,860)	$32	$—
Gain on sale of deposits and loans	—	—	2,825	—	—
Equity method investment gains (losses), net	1,127	12	3,415	11	545
Property sale gains, net	63	49	408	107	81
Bank-owned life insurance	—	—	(271)	—	—
Noninterest expense
Separation agreements	58	228	342	—	105
Merger-related costs	237	302	—	—	—
Accelerated vesting of stock options	—	665	—	—	—

DISCONTINUED OPERATIONS
Noninterest income	$—	$444	$759	$844	$965
Noninterest expense	—	606	759	794	817

Income (loss) from discontinued operations	—	(162)	—	50	148
Gain on sale	—	962	—	—	—
Income tax expense	—	887	—	20	58

Income (loss) from discontinued operations, net of tax	$—	$(87)	$—	$30	$90

(1)	Annualized.

(2)	Net income, excluding intangibles amortization expense, divided by average equity, excluding average goodwill and intangible assets.

(3)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net. Excludes the results of discontinued operations.

(4)	Total revenue equals tax-equivalent net income plus noninterest income. Excludes the results of discontinued operations.

(5)	Excludes goodwill and other intangible assets.

First Charter Corporation
Quarterly Earnings Release

	As of / Quarter Ended
(Dollars in thousands)	3/31/07		12/31/06		9/30/06		6/30/06		3/31/06

ASSET QUALITY
Allowance for Loan Losses
Beginning balance	$34,966		$29,919		$29,520		$29,505		$28,725
Allowance of acquired company	—		4,211		—		—		—
Provision for loan losses	1,366		1,486		1,405		880		1,519
Charge-offs	(786)		(907)		(1,307)		(1,135)		(1,229)
Recoveries	308		257		301		270		490

Net charge-offs	(478)		(650)		(1,006)		(865)		(739)

Ending balance	$35,854		$34,966		$29,919		$29,520		$29,505

Nonperforming Assets
Nonaccrual loans	$10,943		$8,200		$7,090		$7,763		$9,211
Loans 90 days or more past due accruing interest	—		—		—		—		—

Total nonperforming loans	10,943		8,200		7,090		7,763		9,211
Other real estate	6,330		6,477		5,601		5,902		6,072

Total nonperforming assets	$17,273		$14,677		$12,691		$13,665		$15,283

Asset Quality Ratios
Nonaccrual loans as a percentage of total portfolio loans	0.31%		0.24%		0.23%		0.25%		0.31%
Nonperforming assets as a percentage of total assets	0.35		0.30		0.29		0.31		0.36
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.49		0.42		0.41		0.44		0.51
Net charge-offs as a percentage of average portfolio loans (1)	0.06		0.08		0.13		0.11		0.10
Allowance for loan losses as a percentage of portfolio loans	1.02		1.00		0.97		0.96		0.98
Ratio of allowance for loan losses to:
Net charge-offs (1)	18.50	x	13.56	x	7.50	x	8.51	x	9.84	x
Nonaccrual loans	3.28		4.26		4.22		3.80		3.20

	Quarter Ended
	3/31/07		12/31/06		9/30/06		6/30/06		3/31/06

YIELDS / RATES (1)
Interest income
Loans and loans held for sale	7.62%		7.56%		7.35%		7.17%		6.91%
Securities	4.95		4.84		4.56		4.37		4.31

Yield on earning assets	7.05		6.96		6.70		6.51		6.29
Interest expense
Interest-bearing deposits	3.84		3.73		3.47		3.11		2.83
Retail borrowings	2.92		2.82		1.94		2.81		2.44
Wholesale borrowings	5.27		5.11		5.11		4.88		4.50

Cost of total borrowings	5.08		4.90		4.83		4.61		4.25

Cost of interest-bearing liabilities	4.19		4.06		3.85		3.59		3.27

Interest rate spread	2.86		2.90		2.85		2.92		3.02

Net yield on earning assets	3.38%		3.40%		3.33%		3.36%		3.40%

(1)	Annualized